CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

MCBC Holdings, Inc. and subsidiaries

Vonore, Tennessee

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-212812) and Form S-8 (No. 333-205825) of MCBC Holdings, Inc. of our report dated September 7, 2017, relating to the consolidated financial statements which appear in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Memphis, Tennessee

September 7, 2017